Exhibit 10.1

PERFORMANCE SHARE UNITS AWARD AGREEMENT

Issued Pursuant to the

VIASYSTEMS GROUP, INC. 2010 EQUITY INCENTIVE PLAN

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (“Agreement”), effective                         (the “Effective Date”), represents the allocation of performance share units (“Performance Share Units” or “PSUs”) by Viasystems Group, Inc., a Delaware Corporation (the “Company” or “Viasystems”), to                          (the “Participant”) pursuant to the Viasystems Group, Inc., 2010 Equity Incentive Plan (the “Plan”). The Performance Share Units allocated and awarded under this Agreement (“the Award”) are intended to be Performance-Based Compensation as that term is defined under the Plan. This Award represents the right to receive Shares of the Company’s Common Stock for the Performance Share Units earned by satisfaction of the performance measures and goals set forth in Sections 2 and 3 of this Agreement. This Award is made pursuant to and subject to the terms and conditions of the Plan. Capitalized terms not herein defined shall have the meaning ascribed to such terms in the Plan.

1. Performance Share Units. The Participant has been selected to participate in the Plan and to receive an allocation of Performance Share Units as described below. If the Performance Goals stated herein are satisfied at the end of the Performance Period specified below, a transfer of the Shares described below will occur as soon as applicable thereafter;

(a)	Date of Grant of Performance Share Units: February 7, 2012

(b)	Performance Period: January 1, 2012 up to and including December 31, 2014 (possibility of extension based on terms below).

(c)	Performance Measure: 50% of Award allocated to Adjusted EBITDA performance measure and 50% of Award allocated to Adjusted Return on Invested Capital performance measure. Any fraction of a PSU resulting from this allocation will be deemed attributable to Adjusted EBITDA performance measure.

(d)	Performance Goals: Set forth in Section 3 of this Agreement.

(e)	Number of Performance Share Units Awarded (assuming target is achieved): .

(f)	Grant Date Fair Market Value of Shares represented by Performance Share Units Awarded (per share price on date of grant): $18.42.

2.	Performance Measure.

(a)	Adjusted EBITDA—The sum of, for a given year, i) operating income (loss), ii) depreciation, iii) amortization, iv) non-cash stock compensation expense, v) restructuring and impairment and vi) costs relating to acquisitions and equity registrations (subject to adjustments, approved by the Board), where each item i through v is as reported in the Company’s annual audited financial statements, and item vi is as reported in Part II of the Company’s annual report on Form 10-K as a component of the calculation of Adjusted EBITDA presented therein.

(b)	Adjusted Return on Invested Capital (“ROIC”)—The sum of, for a given year, i) net income (loss) available to common shareholders, ii) [net] interest expense and iii) restructuring and impairment, divided by the sum of, as of the beginning of the given year, iv) stockholders’ equity and v) total debt net of cash (subject to adjustments, approved by the Board, for significant changes in capital structure) where each item i through v is as reported in the Company’s annual audited financial statements.

(c)	Certification of Achievement of Performance Goal.—Following the end of the Performance Period or as otherwise set forth in Section 3(c) hereof, and prior to any transfer of Shares by the Company pursuant to this Agreement to Participant, the Compensation Committee of the Company’s Board of Directors, or such other person, group, or entity appointed by the Board of Directors to administer the Plan (the “Committee”), shall certify in writing that one or more of the Performance Goals described in Section 3 of this Agreement has been satisfied as of the end of the Performance Period.

3. Performance Goals/Transfer of Shares.

a)	Performance Goals and Determination of the Number of Shares to Transfer to the Participant. The determination of the number of Shares to be transferred to the Participant shall be based on Adjusted EBITDA and Adjusted Return on Invested Capital as defined in Section 2. If the Company satisfies one or more of the below Performance Goals and the Committee certifies the achievement of the Performance Goal pursuant to Section 2(c) of the Agreement, the Company shall transfer Shares to the Participant, subject to paragraph (b) below and Sections 4 and 5 of the Agreement, in accordance with the following chart:

Performance Goals and Payout Schedule

i) 3-Year Average Adjusted EBITDA (represents 50% of the award)

Below Threshold: 0% of target payout

Threshold: $120 million average results in 50% of target payout

Target: $150 million average results in 100% of target payout

Maximum: $160 million average results in 200% of target payout

All performance in between $120 and $150 million average will be based on straight-line interpolation and all performance between $150 average and $160 average will be based on straight-line interpolation.

ii) 3-Year Average Adjusted ROIC (represents 50% of the award)

Below Threshold: 0% of target payout

Threshold: 8% average results in 50% of target payout.

Target: 10% average results in 100% of target payout

Maximum: 12% average results in 200% of target payout

All performance in between 8% average and 10% average will be based on straight-line interpolation and between 10% average and 12% average will be based on straight-line interpolation.

b)	Calculation at the end of Performance Period/Potential Extensions—Performance on each measure set forth in 3(a)(i) and 3(a) (ii) above will be independent of the other such that it is possible to receive a payout on one measure even if the second measure is below threshold. The following steps shall apply at the end of the three year period:

i)	At the end of three years (2012, 2013, and 2014), Viasystems’ performance will be measured and compared relative to the pre-established goals.

ii)	If performance for one or more measures is in the payout range (i.e., above threshold), the payout for that measure will be calculated and this plan cycle will be finished.

iii)	If, however, performance was below threshold for at least one measure, a 4th year will be added for only that portion of the award (subject to Committee’s discretion to not add the extra year), and the performance goal will be revised by replacing the term “3-Year” with the term “4-Year” in the chart in Section 3 of this Agreement.

a.	For Example: If Adjusted ROIC generated a payout for the 2012-2014 period but Adjusted EBITDA was below threshold, 2015 Adjusted EBITDA could be added and a new 4-year average Adjusted EBITDA (2012-2015) would be calculated. If this 4-year average is above threshold (e.g. in the payout range), the payout would be calculated and this plan cycle will be finished.

iv)	If, however, after a 4th year is calculated into the average and performance continues to be below threshold, a 5th year may be added (subject to Committee’s discretion to not add the 5th year), and the performance goal will be revised by replacing the term “3-Year” with the term “5-Year” in the chart in Section 3 of this Agreement.

a.	For Example: 2016 Adjusted EBITDA could be added and a new 5-year average Adjusted EBITDA (2012-2016) would be calculated and a payout (if any) would be determined

v)	If after 5 years, Viasystems’ is still below either or both of the original thresholds, there will be no payout and the plan cycle will be finished.

(c)	Date of Transfer of Shares. The Shares transferred to the Participant by the Company may be subject to any restrictions deemed appropriate by the Committee or required by applicable law or the Company’s inside trading policy.

4. Forfeiture. If prior to the end of the Performance Period the employment of the Participant terminates with the Company, or any Subsidiary or Affiliate, for any reason other than Involuntary Termination without Cause, Retirement (as defined below), Disability (as defined below) or Death, this Award shall be forfeited and no Shares shall be transferred.

5. Involuntary Termination Without Cause, Retirement, Disability, and Death

(a)	Involuntary Termination Without Cause. If the Company terminates the employment of a Participant “without cause”, the Participant is entitled to a pro-rata number of Shares based on amount of time served in the Performance Period. The final number of Shares will be based on actual performance by the Company at the end of the Performance Period.

“Cause” should be defined as dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, gross negligence in carrying out, or substantially failed or refused to serve and carry out, his or her duties and responsibilities reasonably assigned under the terms of his or her employment, breach by the Participant of any provision of any employment, nondisclosure, non-competition or other similar agreement between the Participant and the Company), or willful violation of any law, rule or regulation (other than traffic violations or similar offences) or final cease-and-desist order.

(b)	Retirement. A Participant will be deemed “Retirement eligible” at either age 62 with 5 years of service or age 55 with 15 years of service. If Participant retires, he/she will be entitled to a Pro-rata number of Shares based on amount of time served in each Performance Period. The final number of Shares will be based on actual performance by the Company at the end of the Performance Period.

(c)	Disability. If the Participant is deemed disabled, he/she will be entitled to 100% of the award opportunity. However the final number of shares earned will be based on actual performance by the Company at the end of the Performance Period.

“Disability” should be deemed to have occurred if Employee shall have been unable to perform the Employee’s duties of employment due to mental or physical incapacity for a period of six (6) consecutive months or for any one hundred (100) working days out of a twelve (12) consecutive month period.

(d)	Death. In the event the Participant dies during the Performance Period, his/her estate will be entitled to 100% of the award opportunity. However, the final number of Shares earned will be based on the actual achievement of performance goals at the end of the Performance Period by the Company.

6. Change in Control. If a Change in Control (as defined in the Plan) of the Company occurs during the Performance Period, then the Performance Period shall conclude on the effective date of the Change in Control for all purposes under this Agreement immediately prior to the Change of Control, and the participant will receive the greater of (i) the Award that would be granted as if the target had been met or (ii) the Award that would be granted based on the Company’s actual performance through the date of the Change in Control.

7. Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee, or such other person, group, or entity appointed by the Board of Directors to administer the Plan, may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. If there is any inconsistency between the terms of this Agreement and the Plan, then the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, then the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

8. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery such number of Shares as shall be required for transfer pursuant to this Award and Agreement.

9. Exclusion from Pension Computations. By acceptance of the allocation and, if any, final award pursuant to this Agreement, the Participant hereby agrees that any income or gain realized upon the receipt of the Shares hereunder, upon the disposition of the Shares received, or upon the lapse of any restrictions pursuant to the terms of this Agreement, is special incentive compensation and shall not be taken into account, to the extent provided under the applicable plan documents and to the extent permissible under applicable law, as “wages,” “salary,” or “compensation” in determining the amount of any payment under any pension, retirement, incentive, profit sharing, bonus, or deferred compensation plan of the Company or any Subsidiary or Affiliates.

10. Amendment. The Committee may at any time or from time to time amend the provisions, terms and conditions of this Agreement in accordance with the Plan, and applicable law.

11. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to the Company, at its office at 101 South Hanley Rd. St. Louis, MO 63105, Attn: General Counsel, or at such other address as the Company by notice to the Participant may designate in writing from time to time; and if to the Participant, at the address shown below his or her signature on this Agreement, or at such other address as the Participant by notice to the Company may designate in writing from time to time. Notices provided under this section shall be effective upon receipt.

12. Income Reporting and Withholding Taxes. The Company shall have the right to report income and to withhold from the Participant, or otherwise require the Participant to pay, any Withholding Taxes (defined below) arising as a result of the transfer of any Shares hereunder, any tax election by the Participant, or any other taxable event triggered by obligations, income, rights or privileges received or granted hereunder. If the Participant shall fail to make such Withholding Tax payments when and as required, the Company (or its Affiliate or Subsidiary) shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Withholding Taxes. In satisfaction of the requirement to pay Withholding Taxes, the Participant may make a written election which may be accepted or rejected in the discretion of the Committee, to tender other Shares to the Company (either by actual delivery or attestation, in the sole discretion of the Committee; provided that, except as otherwise determined by the Committee; the Shares that are tendered must have an aggregate Fair Market Value equal to the Withholding Taxes). “Withholding Taxes” means any federal, state, or local income, employment, payroll, or similar tax related to the Shares that are required to be withheld by the Company. Notwithstanding anything to the contrary in this Section 12, in no event shall any deduction or withholding or remittance made under this Section 12 exceed the minimum statutory withholding requirements under applicable federal, state and local law.

13. Registration Legend. The Company may postpone the issuance and delivery of Shares under this Agreement until (a) the admission of such Shares to listing on any stock exchange or exchanges on which the Shares are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. The Participant shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the then existence or non-existence with respect to such Shares of an effective registration statement under the Securities Act of 1933, as amended, to issue the Shares in compliance with the provisions of that or any comparable act. The Company may cause a legend to be set forth on each certificate representing the Shares to be transferred hereunder setting forth any restriction on transfer of such Shares at law or otherwise as determined by the Company unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary.

14. Miscellaneous

(a)	This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

(b)	The Participant shall have no rights as a stockholder of the Company with respect to the Performance Share Units subject to this Agreement until such time as such Shares shall be transferred to the Participant pursuant to the terms of this Agreement and the Plan.

(c)	With the approval of the Board of Directors, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement or be contrary to applicable law.

(d)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law which might otherwise apply.

(f)	All obligations of the Company under the Plan and this Agreement, with respect to the Performance Share Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(h)	By executing this Agreement and accepting any allocation, award, or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board of Directors or the Committee.

(i)	The Participant, every person claiming under or through the Participant, and the Company hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan, this Agreement, or any Award issued under this Agreement pursuant to the Plan.

(j)	This Agreement, the Plan, and any certificate representing the Shares to be transferred hereunder shall constitute the entire agreement and understanding between the Participant and the Company concerning any Award issued, allocated, or granted hereunder and with respect to the subject matter contained herein. This Agreement, the Plan, and any certificate representing the Shares to be transferred hereunder supersede all prior agreements and the understandings between the parties hereto with respect to any Award issued, allocated, or granted hereunder and with respect to the subject matter contained herein.

15. Section 409A of the Code. This Agreement is intended to comply with Code Section 409A. If Code Section 409A applies, this Agreement will be administered in accordance with Sections 5.15(b) and 5.15(c) of the Plan.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Viasystems Group, Inc.

By:
Print Name:
Title:
ACKNOWLEDGED & ACCEPTED:

Signature

Print Name:

Address: